                                                                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FIRST QUARTER EARNINGS

OF 56 CENTS PER DILUTED SHARE

Company reiterates full-year 2015 guidance, increases dividend by 15%

and raises share repurchase authorization by $1.5 billion

CINCINNATI, Ohio, May 13, 2015 – Macy's, Inc. today reported earnings of 56 cents per diluted share for the first quarter of 2015, the 13-week period ended May 2, 2015, compared with earnings of 60 cents per diluted share in the first quarter of 2014. The company also announced a 15 percent increase in its dividend on common stock and a $1.5 billion increase in its share repurchase authorization.

“We had expected our first quarter sales to grow at a rate lower than our guidance for the full year. We fell short because of a confluence of factors,” said Terry J. Lundgren, Macy's, Inc. chairman and chief executive officer. “Delayed merchandise shipments from the West Coast port slowdown and severe winter weather early in the quarter restrained business levels. Moreover, sales were negatively affected by lower levels of spending by international tourists visiting major U.S. cities with flagship Macy's and Bloomingdale's stores, including New York City, Chicago, Las Vegas and San Francisco. The omnichannel reorganization in our merchandising, planning and marketing organizations announced in January and February also caused some temporary disruption as executives in those areas learned new roles and procedures. Fortunately, most of these short-term issues are largely behind us.

“Looking ahead, we have many reasons to be encouraged about the growth prospects for our business. We are excited by the range of new initiatives being put in place today – both organic and through our new business development organization. Within our existing business, this includes an intensification of focus in our Top 150 stores, major growth trends in active categories and accelerating success in dresses, the vanguard merchandise category in our omnichannel reorganization. The launch of our new Plenti loyalty rewards program last week was very strong, far exceeding our expectations. Our new Thalia Sodi private brand in ready-to-wear, shoes and fashion jewelry clearly is resonating with customers and selling very well,” Lundgren said.

“We also are seeing new business initiatives begin to germinate. We are looking forward to the planned launch of the Macy's Backstage off-price business this fall, with the first four pilot locations announced last week. We have already learned a great deal about the specialty beauty channel and spa business through our acquisition of Bluemercury, and we are excited about plans to accelerate the expansion of Bluemercury through its free-standing stores, omnichannel presence and private brand placement within Macy's beauty departments. While these new growth initiatives are early in development, we are moving fast to test, learn and bring the most successful ideas to scale quickly,” he added.

Sales

Sales in the first quarter of 2015 totaled $6.232 billion, a decrease of 0.7 percent, compared with sales of $6.279 billion in the same period last year. Comparable sales on an owned plus licensed basis were down by 0.1 percent in the first quarter. On an owned basis, first quarter comparable sales declined by 0.7 percent.

Since February 1, 2015, four new Bluemercury stores have opened.

Operating Income

Macy's, Inc.'s operating income totaled $409 million or 6.6 percent of sales for the first quarter of 2015, compared with $443 million or 7.1 percent of sales for the same period in 2014.

Cash Flow

Net cash provided by operating activities was $53 million in the first quarter of 2015, compared with $174 million in the first quarter last year. Net cash used by investing activities in the first quarter of 2015 was $381 million, compared with $184 million a year ago. Investing activities in the first quarter of 2015 included the acquisition of Bluemercury. Net cash used by financing activities in the first quarter of 2015 was $409 million, compared with $385 million last year.

The company repurchased approximately 5.9 million shares of its common stock for a total of approximately $385 million in the first quarter of 2015.

Dividend Increase

Macy's, Inc.'s board of directors has authorized an increase in the quarterly dividend on Macy's common stock to 36 cents per share from the current 31.25 cents per share. The new dividend will be payable July 1, 2015, to shareholders of record at the close of business on June 15, 2015.

This represents the fifth increase in the dividend in the past four years. Over that period, the quarterly dividend has increased more than seven-fold from 5 cents per share to 36 cents per share.

Increased Share Repurchase Authorization

The board also has increased the company's share repurchase authorization by $1.5 billion. This brings the remaining authorization outstanding, as of the end of the first quarter on May 2, 2015, after giving effect to this increase, to approximately $2.1 billion, which the company can use to purchase common shares in the open market, in privately negotiated transactions or otherwise at any time and from time to time without prior notice.

Since resuming its share repurchase program in August 2011, Macy's, Inc. had bought back approximately 123.3 million shares for approximately $5.7 billion through May 2, 2015.

Looking Ahead

Macy's, Inc. continues to expect comparable sales growth on an owned plus licensed basis of approximately 2 percent in fiscal 2015, with comparable sales slightly lower on an owned basis. The company continues to expect total sales growth of approximately 1 percent in 2015. The company also reiterated its guidance for earnings per diluted share in fiscal 2015 of $4.70 to $4.80.

In fiscal 2015, as previously announced, the company expects to open a new Macy's store in Ponce, PR, a Bloomingdale's in Honolulu, HI, a new Bloomingdale's Outlet store in Manhattan, four Macy's Backstage off-price stores in the New York metro area, and a total of 18 Bluemercury locations (including four opened in the first quarter).  For fiscal 2016, a new Macy's store has been announced for opening in Kapolei, HI, along with a replacement Macy's store in Los Angeles, CA. Announced new stores for fiscal 2017 include new Macy's and Bloomingdale's in Miami, FL, and a new Bloomingdale's in San Jose, CA. In 2018, a new Bloomingdale's is scheduled to open in Norwalk, CT. In addition, new Macy's and Bloomingdale's stores are planning to open in Abu Dhabi, United Arab Emirates, in 2018 under license agreements with Al Tayer Group.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company's comparable sales and non-GAAP financial measures.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2014 sales of $28.105 billion. The company operates about 885 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#  #  #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s call with analysts and investors will be held today (May 13) at 9 a.m. (ET). (Note this is a new time for Macy's quarterly earnings conference calls, as was previously announced.) Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-218-8170, passcode 8092819. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc. is scheduled to present at the Nomura Retail Conference at 10:30 a.m. ET on Tuesday, June 9, in New York City. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/ir beginning at 10:30 a.m. on June 9. A replay of the webcast will be available on the company's website.)

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   May 2, 2015

   May 3, 2014

$	% to

Net sales

$	% to

Net sales

Net sales..................................................................	$ 6,232		$ 6,279

Cost of sales (Note 2)................................................	3,800	61.0%	3,836	61.1%

Gross margin.............................................................	2,432	39.0%	2,443	38.9%

Selling, general and administrative expenses................	(2,023)	(32.4%)	(2,000)	(31.8%)

Operating income......................................................	409	6.6%	443	7.1%

Interest expense - net...............................................	(95)		(100)

Income before income taxes.....................................	314		343

Federal, state and local income tax expense (Note 3)...	(121)		(119)

Net income...............................................................	$ 193		$ 224

Basic earnings per share............................................	$ .57		$ .61

Diluted earnings per share..........................................	$ .56		$ .60

Average common shares:
Basic...................................................................	340.7		365.9
Diluted.................................................................	346.5		372.6

End of period common shares outstanding..................	337.6		361.8

Depreciation and amortization expense.......................	$ 259		$ 253

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 2, 2015 and May 3, 2014 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of the LIFO retail inventory method did not result in the recognition of any LIFO charges or credits affecting cost of sales for the 13 weeks ended May 2, 2015 or May 3, 2014.

(3)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	May 2,	January 31,	May 3,
	2015	2015	2014
ASSETS:
Current Assets:
Cash and cash equivalents..................................	$ 1,509	$ 2,246	$ 1,878
Receivables.......................................................	259	424	275
Merchandise inventories.....................................	6,055	5,516	5,897
Prepaid expenses and other current assets...........	471	493	454
Total Current Assets.......................................	8,294	8,679	8,504

Property and Equipment - net................................	7,712	7,800	7,792
Goodwill...............................................................	3,897	3,743	3,743
Other Intangible Assets - net.................................	531	496	519
Other Assets........................................................	741	743	747

Total Assets...................................................	$21,175	$21,461	$21,305

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt.................................................	$ 76	$ 76	$ 8
Merchandise accounts payable...........................	2,512	1,693	2,390
Accounts payable and accrued liabilities..............	2,411	3,109	2,220
Income taxes.....................................................	74	296	105
Deferred income taxes.......................................	370	362	381
Total Current Liabilities...................................	5,443	5,536	5,104

Long-Term Debt...................................................	7,260	7,265	7,162
Deferred Income Taxes.........................................	1,086	1,081	1,304
Other Liabilities.....................................................	2,179	2,201	1,635
Shareholders' Equity..............................................	5,207	5,378	6,100

Total Liabilities and Shareholders' Equity..........	$21,175	$21,461	$21,305

Note: Certain reclassifications were made to prior year's amounts to conform with the classifications of such amounts in the most recent fiscal period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

13 Weeks Ended

May 2, 2015

13 Weeks Ended

May 3, 2014

Cash flows from operating activities:
Net income....................................................................	$ 193	$ 224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization...................................	259	253
Stock-based compensation expense..........................	18	21
Amortization of financing costs and premium on acquired debt.........................................................	(1)	(2)
Changes in assets and liabilities:
Decrease in receivables.......................................	167	163
Increase in merchandise inventories......................	(511)	(340)
Increase in prepaid expenses and other current assets	(42)	(31)
Increase in other assets not separately identified......	-	(14)
Increase in merchandise accounts payable..............	719	628
Decrease in accounts payable, accrued liabilities and other items not separately identified............	(513)	(460)
Decrease in current income taxes...........................	(222)	(256)
Increase (decrease) in deferred income taxes..........	(6)	8
Decrease in other liabilities not separately identified	(8)	(20)
Net cash provided by operating activities..............	53	174

Cash flows from investing activities:
Purchase of property and equipment...............................	(180)	(151)
Capitalized software.......................................................	(63)	(49)
Acquisition of Bluemercury, Inc., net of cash acquired....	(212)	-
Disposition of property and equipment............................	4	10
Other, net.....................................................................	70	6
Net cash used by investing activities...................	(381)	(184)

Cash flows from financing activities:
Debt repaid...................................................................	(3)	(5)
Dividends paid..............................................................	(106)	(92)
Decrease in outstanding checks.....................................	(41)	(11)
Acquisition of treasury stock.........................................	(359)	(403)
Issuance of common stock............................................	100	126
Net cash used by financing activities..................	(409)	(385)

Net decrease in cash and cash equivalents........................	(737)	(395)
Cash and cash equivalents at beginning of period...............	2,246	2,273

Cash and cash equivalents at end of period........................	$ 1,509	$ 1,878

Note: Certain reclassifications were made to prior year’s amounts to conform with the classifications of such amounts in the most recent fiscal period.

MACY'S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages)

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the Company's financial information with additional useful information in evaluating operating performance. See the table below for supplemental financial data and a corresponding reconciliation to the most directly comparable GAAP financial measure. This non-GAAP financial measure should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in this non-GAAP financial measure may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. Additionally, the amounts received by the Company on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Macy's, Inc. believes that providing changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, supplementally to its results of operations calculated in accordance with GAAP assists in evaluating the Company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, on a comparable basis, and in evaluating the impact of changes in the manner in which certain departments are operated.

13 Weeks

Ended

May 2,

2015

Decrease in comparable sales on an owned basis (Note 1)...........................	(0.7)%

Impact of growth in comparable sales of departments licensed to third parties (Note 2)............................................................	0.6%

Decrease in comparable sales on an owned plus licensed basis.....................	(0.1)%

Notes:

(1)   Represents the period-to-period change in net sales from stores in operation throughout the year presented and the immediately preceding year and all online sales, excluding commissions from departments licensed to third parties.

(2)   Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and via the Internet in the calculation of comparable sales. The Company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, the Company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).